For Immediate Release

Pricester.com's Nine-Month Revenues Up 73%

Hollywood, FL [Nov. 14, 2007] - Pricester.com, Inc. (PRCC) which operates an innovative Internet shopping portal and provides cost-effective website development and related Internet marketing services, has reported its third quarter earnings for 2007. The company's revenues increased by 73% compared to the same nine-month period last year.

This continues the revenue increases that Pricester has been achieving. Pricester's revenues increased by over 110% in the previous six-months compared to the same period last year and the company's 2006 annual revenues were up 498% compared to 2005.

The increase in revenue is attributable to Pricester's effective execution of its primary marketing strategy, combined with operational refinements, enhanced technical capabilities and additional revenue streams. Ed Dillon, Pricester's President and CEO, commented, "We're improving our product and service, have fine-tuned many areas of our operation, and we're delivering our products to the market in a timely and increasingly cost-effective manner. This is translating in a positive way to our bottom line. Our internal methodologies have become more efficient and this has allowed a higher level of performance. Also, the amount of referral business from our existing clients has increased which has contributed to our monthly revenues and is an important and encouraging testimony to our overall performance.
Still, predominantly due to non-cash transactions, operational expenses resulted in a net loss of $0.01 per share this past quarter".

Pricester is also moving ahead with key planned strategies, including a strategic joint venture which targets the growing sector of women-owned businesses, and the ongoing development of its Copia World website, an online shopping mall with a global perspective, featuring retailers from England, France, Russia, Italy, Greece, Germany, Mexico, Japan and more, with an appeal to international travelers, those interested in taking advantage of a worldwide shopping spree or viewing the latest retail offerings from around the world.

Dillon concluded, "Pricester is continuing to grow and appeal to a larger base. Visitation to our website has increased dramatically and now exceeds 170,000 unique visitors each month. This illustrates a heightened interest in the company and the services it provides. Pricester will strive to continue its internal growth, as well as seeking corporate expansion through appropriate mergers, acquisitions and joint ventures that can result in greater value for our investors".

About Pricester.Com
Pricester.Com is an e-commerce company currently operating a website that enables any business to establish a fully functional online retail presence. The company's website, http://www.Pricester.com , is an Internet marketplace which allows vendors to host their website with product and service listings and allows consumers to search for those
same listed products and services.   Forward Looking Statements:
Except for historical matters contained herein, the matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favorable terms; the schedule and sell-through for websites; consumer demand for websites; the timing of the introduction of new generation competitive ecommerce systems, pricing changes by key vendors for hardware and software, the timing of any such changes, and the adequacy of supplies of new software product. In light of the risks and uncertainties inherent in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.
CONTACT:

Pricester.com, Inc.
Investor Relations
Ed Dillon
(954) 272-1200
edillon@pricester.com

AGORACOM Investor Relations
PRCC@agoracom.com
http://www.agoracom.com/IR/pricester